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                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is made effective as of April 1, 1997 by and between ZEROS USA, Inc., ("the Employer"), of 507 North Belt East, Suite 550, Houston, Texas, and James Winchester, ("the Employee"), of 2317 Aaron Drive, Beebe, Arkansas 72012.

     A. Employer is engaged in the business of developing and licensing technology for authorized licensees to dispose of hazardous and non-harzardous toxic wastes and convert it into energy. Employer maintains its headquarter offices in Houston, Texas.

     B.   Employer desires to have the services of the Employee.

     C.   Employee is willing to be employed by Employer.

Therefore, the parties agree as follows:

1. EMPLOYMENT. Employee shall provide to Employer the services described on the attached Exhibit A, which is made a part of this Agreement by this reference.

2. BEST EFFORTS OF EMPLOYEE. Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Employer. Such duties shall be provided at such place(s) as the needs, business, or opportunities of the Employer may require from time to time.

3. COMPENSATION OF EMPLOYEE. As compensation for the services provided by Employee under this Agreement, Employer will pay Employee a salary of $8,000.00 per month. This amount shall be paid semi-monthly on the first day and the fifteenth day of the month. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that the Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Employee has not yet been paid. Accrued vacation will be in accordance with state law and the Employer's customary procedures.

4. REIMBURSEMENT FOR EXPENSES IN ACCORDANCE WITH EMPLOYER POLICY. The Employer will reimburse Employee for "out-of-pocket" expenses in accordance with Employer policies in effect from time to time.

5. RECOMMENDATIONS FOR IMPROVING OPERATIONS. Employee shall provide Employer with all information, suggestions and recommendations regarding Employer's business, of which Employee has knowledge that will be of benefit to Employer.

6. CONFIDENTIALITY. Employee recognizes that Employer has and will have information regarding the following:
  - inventions
  - machinery
  - products


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  - prices
  - apparatus
  - costs
  - discounts
  - future plans
  - business affairs
  - processes
  - trade secrets
  - technical matters
  - customer lists
  - product design
  - copyrights

and other vital information (collectively, "Information") which are valuable, special and unique assets of Employer. Employee agrees that the Employee will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of the Employer. Employee will protect the Information and treat it as strictly confidential. A violation by Employee of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

7. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Employee has disclosed (or has threatened to disclose) Information in violation of this Agreement, Employer shall be entitled to an injunction to restrain Employee from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Employer shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

8. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a period of two years after the termination of Employee's employment. During such two years period, neither party shall make or permit the making of any public announcement or statement of any kind that Employee was formerly employed by or connected with Employer.

9. NON-COMPLETE AGREEMENT. Recognizing that the various items of Information are special and unique assets of the company, Employee agrees and covenants that for a period of two yeas following the termination of this Agreement, whether such termination is voluntary or involuntary, Employee will not directly or indirectly engage in any business competitive with Employer. This covenant shall apply to the geographical area encompassing all of the Continental United States. Directly or indirectly engaging in any competitive business includes, but is not limited to,

     (i)    engaging in a business as owner, partner, or agent,

     (ii) becoming an employee of any third party that is engaged in such business,

     (iii) becoming interested directly or indirectly in any such business, or

     (iv) soliciting any customer of Employer for the benefit of a third party that is engaged in such business.



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Employee agrees that this non-compete provision will not adversely affect the
Employee's livelihood.

10. EMPLOYEE'S INABILITY TO CONTRACT FOR EMPLOYER. Employee shall not have the right to make any contracts or commitments for or on behalf of Employer without first obtaining the express written consent of Employer.

11. VACATION. Employee shall be entitled to two weeks of paid vacation for each year of employment beginning on the first day of Employee's employment. Such vacation must be taken at a time mutually convenient to Employer and Employee, and must be approved by Employer. Requests for vacation shall be submitted to Employee's immediate supervisor sixty days in advance of the requested date such vacation would commence.


12. SICK LEAVE/PERSONAL BUSINESS. After completion of six months of employment, Employee shall be entitled to five day(s) paid time due to illness or personal business, each year of employment beginning on the first date of Employee's employment.

Sick leave may be accumulated from year to year up to a total of twenty days. Unused sick leave benefits in excess of twenty days may be converted into cash compensation at a rate of $22.50 per hour.

If Employee is unable to work for more that five days because of sickness or total disability, and if Employee's unused sick leave is insufficient for such period, Employee's unused vacation time in excess of twenty days shall be applied to such absence.

All requests for sick days and personal days off shall be made by Employee in accordance with Employer policies in effect from time to time.

13. HOLIDAYS. Employee shall be entitled to the following holidays with pay during each calendar year:

   - New Year's Day
   - Memorial Day
   - Independence Day
   - Labor Day
   - Thanksgiving Day
   - Christmas Day

14. OTHER BENEFITS. Employee shall be entitled to insurance benefits, in accordance with the Employer's applicable insurance contract(s) and policies, and applicable state law.

These benefits shall include:

   - health insurance
   - disability insurance
   - life insurance





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as such benefits are provided in accordance with Employer policies in effect from time to time. Employee shall be able to participate in Employer's pension plan in accordance with the plan's terms and requirements of law.

Employer shall also transfer to Employee 100,000 shares of ZEROS USA, Inc., common stock after the completion of one year of employment.

15. TERM/TERMINATION. Employee's employment under this Agreement shall be for five years, beginning on April 1, 1997. This Agreement may be terminated by either party upon sixty days written notice. If Employer shall so terminate this Agreement, Employee shall be entitled to compensation for two months, unless the Employee is in violation of this Agreement. If Employee is in violation of this Agreement, Employer may terminate employment without notice and with compensation to Employee only to the date of such termination. The compensation paid under this Agreement shall be the Employee's exclusive remedy.

16. TERMINATION FOR DISABILITY. Employer shall have the option to terminate this Agreement, if Employee becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation. Employer shall exercise this option by giving thirty days' written notice to Employee.

17. COMPLIANCE WITH EMPLOYER'S RULES. Employee agrees to comply with all of the rules and regulations of Employer.

18. RETURN OF PROPERTY. Upon termination of this Agreement, the Employee shall deliver all property (including keys, records, notes data, memoranda, models, and equipment) that is in the Employee's possession or under the Employee's control which is Employer's property or related to Employer's business. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by the Employee.

19. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:



     Employer:

     ZEROS USA, Inc.
     Steve Clark, President
     550 North Belt East
     Suite 550
     Houston, Texas  77060


     Employee:

     James Winchester
     2317 Aaron Drive
     Beebe, Arkansas 72012



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Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

20. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

21. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

22. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

23. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

24. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Texas.

Employer:

ZEROS USA, Inc.


By:
     -------------------------------------
     Steve Clark, President

AGREED TO AND ACCEPTED

Employee:


By:
     -------------------------------------
     James Winchester



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                                  JESSE BLANCO
                                GENERAL COUNSEL
                                ZEROS USA, INC.
                         507 NORTH BELT EAST, SUITE 550
                              HOUSTON, TEXAS 77060
                            TELEPHONE (281) 448-6070


                               December 19, 1997

Mr. James Winchester
2317 Aaron Drive
Beebe, Arkansas 72012

     RE:  Employment Agreement

Dear Mr. Winchester:

     Mr. Steve Clark, as President of ZEROS USA, Inc., is pleased to extend to you an offer to renew and extend your employment agreement for a period of five years beyond the original one-year term. All terms and conditions are to continue and remain in effect. You are requested to indicate your accepting this extension of the employment agreement by signing below and returning this letter at your earliest convenience in the envelope provided.

     Your kind attention to these matters is appreciated.

     Please do not hesitate to call me if you should have any questions.


                                                  Very truly yours,



                                                  Jesse Blanco


Accepted:


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James Winchester

Date:
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Enclosure